Closing Exchange Rate of June 2003 (Ch$/US$)	699,12
Closing Exchange Rate of June 2002 (Ch$/US$)	688,05

Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD June 02	YTD June 03	YTD June 02	YTD June 03
ASSETS
Cash	2.908	2.764	4,2	4,0
Time deposits and marketable securities	147	5.691	0,2	8,1
Accounts receivable	49.942	49.973	72,6	71,5
Accounts receivable from related companies	893	1.126	1,3	1,6
Inventories	67.669	54.524	98,3	78,0
Recoverable taxes	4.513	3.234	6,6	4,6
Prepaid expenses and other current assets	17.854	25.088	25,9	35,9
Total current assets	143.925	142.400	209,2	203,7

Property, plant and equipment (net)	216.231	190.934	314,3	273,1

Investments	10.640	10.218	15,5	14,6
Goodwill (net)	34.224	31.468	49,7	45,0
Long-term receivables	2.867	599	4,2	0,9
Other	7.579	11.429	11,0	16,3
Total other assets	55.310	53.715	80,4	76,8

Total assets	415.465	387.049	603,8	553,6

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	87.779	43.157	127,6	61,7
Current portion of long-term bank and other debt	20.963	10.003	30,5	14,3
Current portion of bonds payable	3.739	27.710	5,4	39,6
Current portion of long-term liabilities	396	424	0,6	0,6
Dividends payable	358	66	0,5	0,1
Accounts payable	10.966	10.896	15,9	15,6
Notes payable	8.310	7.018	12,1	10,0
Other payables	1.728	894	2,5	1,3
Notes and accounts payable to related companies	786	372	1,1	0,5
Accrued expenses	6.626	5.796	9,6	8,3
Withholdings payable	1.536	1.892	2,2	2,7
Income taxes	0	0	-	-
Deferred income	0	0	-	-
Other current liabilities	579	414	0,8	0,6
Total current liabilities	143.767	108.642	208,9	155,4

Long-term bank and other debt	63.985	76.032	93,0	108,8
Bonds payable	66.818	32.338	97,1	46,3
Accrued expenses	9.074	4.599	13,2	6,6
Total long-term liabilities	139.877	112.969	203,3	161,6

Minority interest	13.112	13.044	19,1	18,7

Common stock ( 2,963,284,806 shares authorized
and outstanding, without nominal (par value)	120.338	167.377	174,9	239,4
Share premium	5.990	22.521	8,7	32,2
Reserves	47.945	46.009	69,7	65,8
Retained earnings	(55.564)	(83.513)	(80,8)	(119,5)
Total shareholders' equity	118.709	152.394	172,5	218,0

Total liabilities and shareholders' equity	415.465	387.049	603,8	553,6

1 Exchange rate on June 2002 US$1.00 = 699,12
Exchange rate on June 2001 US$1.00 = 688,05

Última actualización 29-08-2003
Por .